Exhibit 10.6


                   REVOLVING CREDIT AGREEMENT

                             between

                    FIRST UNION NATIONAL BANK

                               and

               ENVIRONMENTAL TECTONICS CORPORATION


                   Dated as of March 27, 1997

  REVOLVING CREDIT AGREEMENT BETWEEN FIRST UNION NATIONAL BANK
             and ENVIRONMENTAL TECTONICS CORPORATION


                        TABLE OF CONTENTS

Article                                                      Page


ARTICLE I - DEFINITIONS......................................  1

ARTICLE II - CREDIT ACCOMMODATIONS...........................  9
2.1  The Line of Credit......................................  9
2.2  Interest................................................ 11
2.3  Conversion and Continuation of Loans.................... 13
2.4  Special Provisions Applicable to Adjusted LIBO
     Rate Loans.............................................. 14
2.5  Requirements of Law..................................... 16
2.6  Determinations.......................................... 16
2.7  Payments and Computations............................... 17
2.8  Borrowing............................................... 17
2.9  Prepayment and Repayment................................ 17

ARTICLE III - SECURITY....................................... 18
3.1  Security Documents...................................... 18
3.2  Additional Documents.................................... 18

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE BORROWER.. 18
4.1  Good Standing of the Borrower; Authorization............ 18
4.2  Compliance with Laws and Other Agreements............... 18
4.3  No Conflict; Governmental Approvals..................... 18
4.4  Financial and Other Information Regarding Borrower...... 19
4.5  Taxes................................................... 19
4.6  Encumbrances and Guaranties............................. 19
4.7  Material Adverse Changes................................ 20
4.8  Margin Securities....................................... 20
4.9  ERISA................................................... 20
4.10 Pending Litigation...................................... 20
4.11 Valid, Binding and Enforceable.......................... 20
4.12 Priority of Mortgage.................................... 21
4.13 Priority of Security Interests.......................... 21
4.14 Environmental Matters................................... 21
4.15 No Untrue Statements.................................... 21

ARTICLE V - CONDITIONS PRECEDENT TO THE BANK'S OBLIGATIONS... 22
5.1  Documents and Items to be Delivered by the Borrower at
     Closing................................................. 22
5.2  Bank's Audit............................................ 24
5.3  Additional Financing.................................... 24
5.4  Conditions Precedent to Making Line of Credit Loans..... 24
5.5  Conditions Subsequent................................... 24

ARTICLE VI - AFFIRMATIVE COVENANTS OF THE BORROWER........... 25
6.1  Use of Proceeds......................................... 25
6.2  Financial Statements.................................... 25
6.3  Ordinary Course of Business; Records.................... 26
6.4  Information for the Bank................................ 26
6.5  Insurance............................................... 27
6.6  Maintenance............................................. 28
6.7  Taxes................................................... 28
6.8  Leases.................................................. 28
6.9  Corporate Existence; Certain Rights; Laws............... 28
6.10 Notice of Litigation or Other Proceedings............... 28
6.11 Indebtedness............................................ 28
6.12 Notice of Events of Default............................. 28
6.13 ERISA................................................... 29
6.14 Deposit Accounts........................................ 29
6.15 Management.............................................. 29
6.16 Financial Covenants..................................... 29
6.17 Compliance with Environmental Laws...................... 29
6.18 Foreign Accounts........................................ 29
6.19 Further Actions......................................... 30

ARTICLE VII - NEGATIVE COVENANTS............................. 30
7.1  Fundamental Corporate Changes........................... 30
7.2  Indebtedness............................................ 30
7.3  Encumbrances............................................ 30
7.4  Guaranties.............................................. 31
7.5  Sales and Lease-Backs................................... 31
7.6  Loans, Investments...................................... 31
7.7  Change in Business...................................... 32
7.8  Sale or Discount of Receivables......................... 32
7.9  Prepayment of Indebtedness.............................. 32
7.10 ERISA................................................... 32
7.11 Restricted Payments..................................... 32
7.12 Compliance with Federal Reserve Board Regulations....... 32
7.13 Change in Ownership..................................... 33

ARTICLE VIII - EVENTS OF DEFAULT............................. 33
8.1  Borrower's Failure to Pay............................... 33
8.2  Breach of Covenants or Conditions....................... 33
8.3  Defaults in Other Agreements............................ 33
8.4  Agreements Invalid...................................... 33
8.5  False Warranties; Breach of Representations............. 34
8.6  Judgments............................................... 34
8.7  Bankruptcy or Insolvency of the Borrower................ 34

ARTICLE IX - REMEDIES........................................ 35
9.1  Further Advances; Acceleration; Setoff.................. 35
9.2  Further Remedies; Confession of Judgment................ 35

ARTICLE X - MISCELLANEOUS.................................... 37
10.1 Remedies Cumulative; No Waiver.......................... 37
10.2 Notices................................................. 37
10.3 Costs, Expenses and Attorneys' Fees..................... 38
10.4 Survival of Covenants................................... 39
10.5 Counterparts; Effectiveness............................. 39
10.6 Headings................................................ 39
10.7 Payment Due On A Day Other Than A Business Day.......... 39
10.8 Arbitration............................................. 39
10.9 Preservation and Limitation of Remedies................. 40
10.10  Governing Law......................................... 41
10.11  Integration........................................... 41
10.12  Amendment and Waiver.................................. 41
10.13  Successors and Assigns................................ 41
10.14  Severability of Provisions............................ 41
10.15  Consent to Jurisdiction and Service of Process........ 41
10.16  Indemnification....................................... 42

                   REVOLVING CREDIT AGREEMENT

     THIS REVOLVING CREDIT AGREEMENT ("Agreement"), dated as of
March 27, 1997, is between FIRST UNION NATIONAL BANK, a national banking association (the "Bank"), and ENVIRONMENTAL TECTONICS
CORPORATION, a Pennsylvania corporation (the "Borrower").

                           BACKGROUND

     The Bank and the Borrower desire to set forth the terms and conditions under which the Bank will make available to the Borrower certain credit facilities to be used for the purposes specified in this Agreement. Accordingly, the Bank and the Borrower, each intending to be legally bound hereby, agree as follows:

                     ARTICLE I - DEFINITIONS

     Terms used herein without definition that are defined in the Uniform Commercial Code shall have the meanings ascribed to them therein, unless the context requires otherwise. The following terms shall have the following meanings in this Agreement:

     "Account" shall have the meaning given to that term in the Uniform Commercial Code and, in addition, shall include any right to payment for goods sold or leased or services rendered which is evidenced by an instrument or chattel paper.

     "Adjusted Base Rate" shall mean the rate of interest equal to the Base Rate less the Rate Reduction, if any.

     "Adjusted Base Rate Loan" shall mean any Line of Credit Loan accruing interest at the Adjusted Base Rate.

     "Adjusted LIBO Rate" shall mean the interest rate equal to the sum of LIBOR plus two and one-half percent (2.50%) less the Rate Reduction, if any.

     "Adjusted LIBO Rate Loan" shall mean any Line of Credit Loan accruing interest at the Adjusted LIBO Rate.

     "Affiliate" shall mean any Subsidiary of the Borrower and any Person or entity that, now or hereafter, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common ownership or control with the Borrower. For purposes of this definition, the terms "control," "controls" and "controlled" shall refer to the power to determine the management or policies of a Person, whether resulting from an official position or capacity with such Person, direct or indirect beneficial ownership of at least twenty percent (20%) of the voting securities or other equity interests of such Person, or otherwise.

     "Agreement" shall mean this agreement, together with all exhibits, amendments, modifications and supplements hereto as may be in effect from time to time.

     "Applicable Law" shall mean all applicable provisions of
(i) constitutions, statutes, rules, regulations and orders of governmental authorities of any kind having jurisdiction over the Bank or the Borrowers, (ii) authorizations, consents, approvals, and licenses of such governmental authorities, (iii) Judgments, and (iv) common law and equity.

     "Applicable Rates" shall have the meaning given such term in
Section 2.2 hereof.

     "Assignment of Claims" shall mean that assignment by the Borrower to the Bank, dated the date of this Agreement, in form and substance satisfactory to the Bank, of claims of the Borrower upon the United States, as required pursuant to Article III of this Agreement, together with all amendments, modifications, exhibits and schedules thereto as may be in effect from time to time.

     "Bank" shall have the meaning specified in the initial paragraph of this Agreement, together with its successors and assigns.

     "Base Rate" shall mean the floating annual rate of interest that is designated from time to time by the Bank as the "Base Rate" and is used by the Bank as a reference base with respect to interest rates charged to borrowers. The determination and statement of the Base Rate shall not in any way preclude the Bank from making loans to other borrowers at rates which are higher or lower than the Base Rate.

     "Borrower" shall have the meaning specified in the initial paragraph of this Agreement, together with its successors and assigns.

     "Business Day" shall mean any day upon which the Bank is open for business at 123 South Broad Street, Philadelphia,
Pennsylvania.

     "Capital Lease" shall mean any lease of property which, in accordance with GAAP, should be capitalized on the lessee's balance sheet.

     "Capital Lease Obligation" shall mean the amount of the liability which, according to GAAP, should be capitalized or disclosed with respect to a Capital Lease.

     "Chase Letters of Credit" shall have the meaning given to such term in Section 7.2 hereof.

     "Closing" shall mean the execution and delivery to the Bank of all of the documents and instruments required by the terms of this Agreement and the closing of the transactions contemplated by this Agreement.

     "Closing Date" shall mean the date on which the Closing takes place.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Collateral" shall have the meaning set forth in the Security Agreement.

     "Copyright Assignment" shall mean the collateral assignment by the Borrower to the Bank, dated the same date as this Agreement, in form and substance satisfactory to the Bank, of certain copyrights held by the Borrower, as required pursuant to
Article III of this Agreement, together with all amendments, modifications, exhibits and schedules thereto as may be in effect from time to time.

     "Default Rate" shall mean the Base Rate plus two percent
(2%).

     "Encumbrance" shall mean, as to any Person, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance in or on, or any interest or title of any vendor, lessor, lender to, or other secured party of the Person under any conditional sale or other title retention agreement or Capital Lease with respect to, any property or asset of the Person.

     "Environmental Laws" shall mean the Federal Comprehensive
Environmental Response, Compensation and Liability Act, 42 U.S.C.
Sections 9601, et. seq., the Federal Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et. seq., the Hazardous Materials
Transportation Act, 49 U.S.C. Sections 1801, et. seq., all other federal, state and local environmental or health laws applicable to the Borrower or its business, operations or assets now or hereafter enacted, and all rules, regulations, orders and publications adopted or promulgated pursuant thereto from time to time.

     "ERISA" shall mean the federal Employee Retirement Income
Security Act of 1974, as amended.

     "Eurodollar Business Day" shall mean any day on which relevant London international financial markets are open for dealings in deposits of U.S. Dollars and which is also other than a Saturday, Sunday or other day on which commercial banks are authorized or permitted to close in Philadelphia, Pennsylvania.

     "Event of Default" shall have the meaning set forth in
Article VIII of this Agreement.

     "Federal Reserve Board" shall mean the Board of Governors of the United States Federal Reserve System.

     "Financial Statements" shall have the meaning set forth in
Section 4.4(a) of this Agreement.

     "GAAP" shall mean generally accepted accounting principles, as in effect at the time of application to the provisions hereof, and consistently applied.

     "Guarantors" shall mean Environmental Tectonics Corporation
(Europe) Limited and ETC International Corporation.

     "Guarantor Security Agreements" shall mean that certain Security Agreement, dated as of the same date of this Agreement, by ETC International Corporation and that certain Debenture dated as of the same date of this Agreement, by Environmental Tectonics Corporation (Europe) Limited, each in form and substance satisfactory to the Bank, as required by Article III of this Agreement, together with all amendments, modifications, exhibits and schedules thereto as may be in effect from time to time.

     "Guaranty" shall mean any guaranty or agreement to be a surety or other material contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect, with respect to any obligation of another Person.

     "Guaranty Agreements" shall mean those certain Guaranties, dated the same date of this Agreement, in form and substance satisfactory to the Bank, by the Guarantors, as required by
Article III of this Agreement, together with all amendments, modifications, exhibits and schedules thereto as may be in effect from time to time.

     "Hazardous Materials" shall mean all materials of any kind which are flammable, explosive, toxic, radioactive or otherwise hazardous to animal or plant life or the environment, including, without limitation, "hazardous wastes," "hazardous substances" and "contaminants," as such terms are defined by Environmental Laws.

     "Indebtedness" shall mean any obligation for borrowed money, including, without limitation:

          (a) any obligation owed for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business;

          (b)  any Capital Lease Obligation; and

          (c)  any reimbursement obligations and other
obligations under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management devise, or any forward sale or purchase agreement for foreign currencies.

     "Interest Period" shall mean, with respect to any Adjusted LIBO Rate Loan, a period of 30, 60 or 90 days' duration as the Borrower may elect; provided, however, that (a) interest shall accrue from and including the first day of each Interest Period to, but excluding, the day on which such Interest Period expires;
(b) any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day, unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day; and (c) with respect to any Interest Period which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) the Interest Period shall end on the last Eurodollar Business Day of a calendar month.

     "Judgment" shall have the meaning set forth in Section 8.6 of this Agreement.

     "Landlord's Waivers" shall mean landlord's waivers, in form and substance satisfactory to the Bank, by Orlando TechCenter, Ltd. as landlords of real property leased to the Borrower, as required pursuant to Article III of this Agreement, together with all amendments, modifications, exhibits and schedules thereto as may be in effect from time to time.

     "Letters of Credit" shall have the meaning set forth in
Section 2.1(b)(1) of this Agreement.

     "Letter of Credit Fee Reduction" shall mean a reduction in the letter of credit fee otherwise charged by the Bank to the Borrower pursuant to Section 2.1(b)(2) of this Agreement. The Letter of Credit Fee Reduction shall equal one-quarter of one percent (0.25%) if the Borrower's Leverage Ratio is greater than
0.75 and less than 1.00. The Letter of Credit Fee Reduction shall equal sixty-five one hundredths of one percent (0.65%) if the Borrower's Leverage Ratio is less than or equal to 0.75.

     "LIBOR" shall mean the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Bank pursuant to the following formula:

               London InterBank Offered Rate
     LIBOR =       1 - Reserve Percentage

     For purposes of this Agreement, the term "London InterBank Offered Rate" shall mean, for any Interest Period, as applied to any Adjusted LIBO Rate Loan, the rate per annum reported on Telerate page 3750 as of 11:00 a.m. London time (or as soon thereafter as practicable) two Eurodollar Business Days prior to the first day of such Interest Period or, if not so reported, then as determined by the Bank from another recognized source of interbank quotation.

     "Line of Credit" shall mean the line of credit from the Bank to the Borrower established pursuant to Section 2.1 of this Agreement.

     "Line of Credit Loans" shall mean the loans made by the Bank to the Borrower pursuant to the Line of Credit.

     "Line of Credit Note" shall have the meaning set forth in
Section 2.1 of this Agreement, together with all replacements, amendments and renewals thereof.

     "Loan Documents" shall mean this Agreement, the Security Agreement, the Mortgage, the Note, the Patent Assignment, the Trademark Assignment, the Copyright Assignment, the Guaranty Agreements, the Guarantor Security Agreements, the Assignment of Claims and all agreements, amendments, certificates, financing statements, schedules, reports, notices, and exhibits now or hereafter executed or delivered in connection with any of the foregoing, as may be in effect from time to time.

     "Loans" shall mean the Line of Credit Loans.

     "Mortgage" shall mean a mortgage, dated the same day as this Agreement, in form and substance satisfactory to the Bank, by which the Borrower shall grant to the Bank a mortgage lien on real property located at County Line Industrial Park, Southampton, Pennsylvania, as required pursuant to Article III of this Agreement, together with all amendments, modifications, exhibits and schedules thereto as may be in effect from time to time.

     "Note" shall mean the Line of Credit Note, and all replacements, amendments, extensions and renewals thereof.

     "Obligations" shall mean the obligations of the Borrower:

          (a) to pay the principal, interest, commitment fees and any other liabilities of the Borrower to the Bank under this Agreement and the other Loan Documents in accordance with the terms thereof;

          (b) to satisfy all of the other direct or indirect liabilities of the Borrower to the Bank, whether hereunder or otherwise, whether now existing or hereafter incurred, whether or not evidenced by any note or other instrument, matured or unmatured, direct, absolute or contingent, joint or several, including any extensions, modifications, renewals thereof and substitutions therefor;

          (c) to repay the Bank all amounts advanced by the Bank hereunder or otherwise on behalf of the Borrower, including, but without limitation, advances for principal or interest payments to prior secured parties, mortgagors or lienors, or for taxes, levies, insurance, rent, wages, repairs to or maintenance or storage of any Collateral; and

          (d) to reimburse the Bank, on demand, for all of the Bank's expenses and costs, including the reasonable fees and expenses of its counsel, in connection with the negotiation, preparation, administration, amendment, modification, or enforcement of this Agreement and the documents required hereunder, including all amounts payable under Section 10.3 hereof.

     "Patent Assignment" shall mean the collateral assignment by the Borrower to the Bank, dated the same date as this Agreement, in form and substance satisfactory to the Bank, of certain patents held by the Borrower, as required pursuant to Article III of this Agreement, together with all amendments, modifications, exhibits and schedules thereto as may be in effect from time to time.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or governmental or political subdivision or agency thereof.

     "Rate Reduction" shall mean a reduction in the Applicable Base Rate or Applicable LIBO Rate, as applicable, charged by the Bank to the Borrower pursuant to Section 2.2 of this Agreement. The Rate Reduction shall equal one-quarter of one percent (0.25%) if the Borrower's Leverage Ratio is greater than 0.75 and less than 1.00. The Rate Reduction shall equal one half of one percent (0.50%) if the Borrower's Leverage Ratio is less than or equal to 0.75. The determination of whether the Borrower is entitled to a Rate Reduction shall be made in connection with the Borrower's delivery of the certificate required to be delivered by the Borrower to the Bank pursuant to Section 6.2(b) of this Agreement. Rate Reductions will become effective on the first day of the subsequent fiscal quarter. Prior to the Borrower's delivery of the first such Certificate, no Rate Reduction will be available.

     "Regulatory Change" means (a) the enactment or effectuation after the date of this Agreement of any new, or change in any existing, Applicable Law, (b) the adoption after such date of any new, or the adoption or other effectuation after such date of any change in any existing, interpretation, directive or request (whether or not having the force of law), or (c) any change after such date in the administration or enforcement of any Applicable Law to which the Bank is subject. As used in this definition, the "effectuation" of a change shall include, without limitation, that consisting of or resulting from a determination of a court or regulatory authority.

     "Reserve Percentage" shall mean, for any Adjusted LIBO Rate Loan for any Interest Period therefor, the maximum percentage reserve requirement (rounded to the next highest 1/100 of 1% and expressed as a decimal) in effect for any day during the Interest Period under the Federal Reserve Board's Regulation D for Eurocurrency Liabilities as defined therein.

     "Revolving Facility Commitment" shall have the meaning set forth in Section 2.1 of this Agreement.

     "Security Agreement" shall mean the agreement between the Borrower as debtor and the Bank as secured party, dated the same date as this Agreement, in form and substance satisfactory to the Bank, by which the Borrower shall grant security interests in certain of its assets to the Bank, as required pursuant to
Article III hereof, together with all amendments, modifications, exhibits, and schedules thereto as may be in effect from time to time.

     "Subordinated Debt" shall mean debt incurred by the Borrower pursuant to: (i) that certain Debenture Purchase Agreement dated March 27, 1997 by Sirrom Capital Corporation and Borrower;
(ii) that certain Stock Purchase Warrant dated March 27, 1997 by Sirrom Capital Corporation and Borrower; and (iii) that certain Preferred Stock Purchase Agreement by Sirrom Capital Corporation and Borrower.

     "Subordination Agreements" shall mean: (i) that certain subordination agreement by and among the Bank, the Borrower and Sirrom Capital Corporation, dated the same date of this Agreement, in form and substance satisfactory to the Bank;
(ii) that certain Dividend Subordination Agreement by and between the Bank, the Borrower and Sirrom Capital Corporation, dated the same date of this Agreement, in form and substance satisfactory to the Bank; and (iii) that certain subordination agreement by and among the Bank, the Borrower, William F. Mitchell, Pete F. Stephens and Pete F. Stephens Profit Sharing Plan, dated the same date of this Agreement, in form and substance satisfactory to the Bank as required pursuant to Article III of this Agreement, together with all amendments, modifications, exhibits and schedules thereto as may be in effect from time to time.

     "Subsidiary" shall mean, as to any designated corporation, any corporation, the outstanding shares of which having sufficient voting power (not depending on the happening of a contingency) to elect at least a majority of the members of its board of directors, are at the time owned by the designated corporation.

     "Tax" means any federal, state or foreign tax, assessment or other governmental levy or duty or other charge (including any withholding tax) upon a person or entity or upon its assets, revenues, income or profits, other than income and franchise taxes imposed upon the Bank by the jurisdictions (or any political subdivision thereof) in which the Bank or any office of the Bank is located.

     "Termination Date" shall initially mean May 31, 1999.  The
Bank may, in its sole discretion, extend the Termination Date for one or more additional one year periods by providing written notice to the Borrower on or before the Termination Date.

     "Trademark Assignment" shall mean the collateral assignment by the Borrower to the Bank, dated the same date as this Agreement, in form and substance satisfactory to the Bank, of certain trademarks and other intangible property held by the Borrower, as required pursuant to Article III of this Agreement, together with all amendments, modifications, exhibits and schedules thereto as may be in effect from time to time.

     "Uniform Commercial Code" shall mean the Uniform Commercial
Code of Pennsylvania as codified at 13 Pa. C.S.A. Section 101 et seq., as in effect on the date of this Agreement.

               ARTICLE II - CREDIT ACCOMMODATIONS

     2.1 The Line of Credit. The Bank shall make available to the Borrower, commencing on the Closing Date, a Revolving Credit Facility in the maximum principal amount of $10,000,000.00 (the "Revolving Facility Commitment"), upon the terms and conditions set forth herein. After May 31, 1998, the Revolving Facility Commitment shall be reduced to $9,000,000.

          (a) Generally. At any time and from time to time during the period commencing on the Closing Date and ending on the Termination Date, upon the request of the Borrower, the Bank shall provide to the Borrower a loan or loans which shall be used by the Borrower for working capital and/or repayment of indebtedness existing at the time of the Closing (the "Line of Credit"). Subject to Section 2.2(b)(2), any loan request by the Borrower shall be in a minimum amount of $100,000.00. To the extent a loan request exceeds $100,000.00, such excess shall be in multiples of $100,000.00. The Borrower may use the Line of Credit during the period referred to in the preceding sentence by borrowing, repaying and reborrowing in accordance with the terms of this Agreement. On and before May 31, 1998, the aggregate outstanding principal under the Line of Credit at any time shall not exceed $9,000.000.00. After May 31, 1998, the aggregate outstanding principal under the Line of Credit at any time shall not exceed $8,000,000. If, at any time, the aggregate outstanding principal under the Line of Credit exceeds: (i) on or before May 31, 1998, $9,000,000.00 or (ii) after May 31, 1998,
$8,000,000.00, then, without any requirement of demand or notice from the Bank, the Borrower shall immediately pay to the Bank the amount of such excess. Upon the Termination Date, unless the same has been extended by written agreement between the Bank and the Borrower (which the Bank shall provide, if at all, no later than forty-five (45) days prior to the Termination Date), the Bank's commitment to make Line of Credit Loans shall terminate, all Line of Credit Loans shall immediately mature and all Obligations under the Revolving Credit Facility shall be immediately due and payable in full.

          (b)  Letters of Credit.

               (1) Generally. In addition to making loans to the Borrower under the Line of Credit as provided in
Section 2.1(a) hereof, the Bank shall, upon the request of the Borrower and subject to the terms of this Agreement, also issue one or more standby letters of credit ("Letters of Credit") for the account of the Borrower to benefit customers of the Borrower that have advanced funds to the Borrower or have executed maintenance contracts with the Borrower. The cumulative face amount of all outstanding Letters of Credit, together with the Chase Letters of Credit, shall at no time exceed $2,000,000.00. All amounts drawn under Letters of Credit shall be deemed to be evidenced by the Line of Credit Note, and the amount available to be borrowed under the Revolving Credit Facility shall be reduced by the aggregate amounts drawn and available to be drawn at any time under all outstanding Letters of Credit. In no event shall the aggregate amount available to be drawn on all outstanding Letters of Credit plus the Chase Letters of Credit plus the outstanding principal balance of Line of Credit Loans exceed the Revolving Facility Commitment. In such an event, the Borrower shall immediately pay to the Bank the amount of such excess. The duration of any Letters of Credit shall not extend beyond the Termination Date without the prior written consent of the Bank. Upon an Event of Default under this Agreement, the Bank may, at its option, cause to be advanced Adjusted Base Rate Loans from the Revolving Credit Facility in an amount up to the face amount of the Letters of Credit. The proceeds of any advance made pursuant to this paragraph shall be deposited with the Bank in a deposit account maintained at the Bank which shall constitute a portion of the Collateral. In the event that any outstanding Letters of Credit are thereafter returned to the Bank without any drafts or demands for payment having been made thereon, then from any sums then on deposit in the foregoing account an amount shall be applied to the then outstanding principal balance of the Revolving Credit Facility which is equal to the face amount of each such returned Letter of Credit.

               (2) Issuance of Letters of Credit. Subject to the provisions of Section 2.1(b)(1), the Bank shall issue Letters of Credit for the account of the Borrower, provided that the Borrower (i) provides a written request for each such Letter of Credit specifying the terms thereof, including, without limitation, the amount and the name and address of the beneficiary of such Letter of Credit; (ii) executes and delivers to the Bank an application for each such Letter of Credit pursuant to the form provided for such purpose by the Bank; and
(iii) executes and delivers to the Bank such other documents and instruments which the Bank, in its sole and absolute discretion, deems reasonable and necessary. The Borrower shall pay to the Bank on the date of issuance of each Letter of Credit hereunder a fee equal to the face amount of the Letter of Credit multiplied by 1.5% less the Letter of Credit Fee Reduction, if any. The foregoing fees may be deducted by the Bank from the Borrower's accounts maintained at the Bank as such fees are incurred. The determination of whether the Borrower is entitled to a Letter of Credit Fee Reduction shall be made in connection with the Borrower's delivery of the certificate required to be delivered by the Borrower to the Bank pursuant to Section 6.2 of this Agreement. Letter of Credit Fee Reductions for future Letters of Credit will become effective upon the first Business Day of the fiscal quarter following the Bank's receipt of the above-described certificate.

          (c) Interest. Interest shall accrue on all loans outstanding under the Line of Credit at the rate or rates set forth in Section 2.2 hereof.

          (d) Line of Credit Note. The obligations of the Borrower to repay the aggregate outstanding principal under the Revolving Credit Facility and to pay accrued interest on Line of Credit Loans shall be evidenced by a promissory note, in form and substance satisfactory to the Bank, to be executed and delivered to the Bank concurrently with the execution and delivery of this Agreement (the "Line of Credit Note").

          (e) Commitment Fees. In addition to any and all other fees required to be paid by the Borrower in accordance with the terms of this Agreement, the Borrower shall pay to the Bank on the first Business Day of each of Borrower's fiscal quarters a commitment fee equal to 0.05% of the average unused balance of the Revolving Facility Commitment during the preceding fiscal quarter.

     2.2 Interest. Interest shall accrue on the outstanding principal amounts of the Line of Credit Loans in accordance with the following provisions:

          (a)  Applicable Rates.  At the Borrower's election, the
Line of Credit Loans shall bear interest at any one of the following rates (the "Applicable Rates"):

               (1) the Adjusted Base Rate, such rate to change simultaneously and automatically upon the Bank's designation of any change in the Base Rate; or

               (2) the Adjusted LIBO Rate.

          (b)  Determination of Interest Periods and Applicable
Rates. Interest Periods and the Applicable Rates shall be chosen with respect to Line of Credit Loans as follows:

               (1) The Borrower may ask the Bank for indications of LIBOR for specified Line of Credit Loans and Interest Periods, as applicable, at any time. If the Borrower anticipates that it may elect the Adjusted LIBO Rate to be applicable to a Line of Credit Loan, the Borrower shall request an indication of LIBOR prior to 11:00 a.m. (Philadelphia time) at least three Eurodollar Business Days prior to the commencement of the applicable Interest Period, and if the Borrower desires to elect the Adjusted LIBO Rate for such Interest Period, the Borrower must accept such indication of LIBOR by notice to the Bank in writing or by telephone (confirmed promptly in writing) prior to 11:00 a.m. (Philadelphia time) on the date of acceptance, which shall be at least two Eurodollar Business Days prior to the commencement of the Interest Period selected by the Borrower. If the Borrower does not provide the applicable notice of election of the Adjusted LIBO Rate, then the Borrower shall be deemed to have requested that the Adjusted Base Rate apply to any Line of Credit Loan which is subject to any expiring Interest Period and to any new Line of Credit Loan, as the case may be, until the Borrower shall have given appropriate notice of a requested change in or determination of the rate of interest in accordance with this Section 2.2. No acceptance of an indication of rate hereunder shall bind the Bank unless timely made.

               (2) The Borrower shall not request and the Bank shall not be required to provide, an indication of LIBOR with respect to a specified Interest Period for any Line of Credit
Loan of less than $500,000.

               (3) All determinations and quotations of rate by the Bank hereunder shall be conclusive and binding upon the Borrower, in the absence of manifest error.

               (4) If no Interest Period is elected with respect to any Adjusted LIBO Rate Loan, the request for such Line of Credit Loan shall be deemed to be a request for a thirty day Interest Period in respect of any such Adjusted LIBO Rate Loan.

               (5) Upon the occurrence of any Event of Default and a resulting acceleration of Obligations pursuant to
Section 9.1(b) hereof, all Interest Periods shall automatically terminate and all Adjusted LIBO Rate Loans shall be automatically converted to Loans bearing interest at the Default Rate and shall be subject to the payment of all amounts then due with respect to such termination under Section 2.4 hereof.

          (c) Payment of Interest. Notwithstanding anything to the contrary in this Agreement, the Borrower shall pay interest accruing at the Adjusted LIBO Rate monthly in arrears on the first Business Day of each consecutive calendar month during an Interest Period commencing on the first such date next succeeding the date on which such Interest Period commenced, and on the expiration date of such Interest Period. The Borrower shall pay interest on all Line of Credit Loans other than Adjusted LIBO Rate Loans monthly in arrears on the first day of each consecutive calendar month commencing with the month immediately following the date on which the first advance under the Line of Credit is made. All accrued but unpaid interest under the Note shall be payable, without demand, on the maturity thereof (whether by its stated terms, or upon prepayment, acceleration or otherwise).

          (d) Default Rate. Notwithstanding anything to the contrary contained in this Section 2.2, upon the occurrence of an Event of Default under this Agreement, all Line of Credit Loans shall bear interest at the Default Rate.

     2.3 Conversion and Continuation of Loans. The Borrower may convert any Line of Credit Loan to an Adjusted LIBO Rate Loan or continue any Adjusted LIBO Rate Loan subject to an expiring Interest Period for an additional Interest Period upon the same advance notice required pursuant to Section 2.2 hereof, subject, however, to the all of the terms of this Agreement, including, without limitation, the following:

          (a) Rate Availability. An Adjusted LIBO Rate shall be available, notwithstanding Section 2.4(a) hereof.

          (b) Limitation on Interest Period. No Interest Period may be elected with respect to any Line of Credit Loan (i) which would expire after the Termination Date in the case of an Adjusted LIBO Rate Loan, or (ii) for a period other than those referred to in the definition of "Interest Period" set forth in
Article I hereof.

          (c) Payment of Interest; No Default. All interest accrued under an expiring Interest Period shall be paid by the Borrower on the last day of such Interest Period, and no continuation or conversion of a Line of Credit Loan subject to an expiring Interest Period shall be made for so long as an Event of Default shall be continuing.

          (d) Timing. No continuation or conversion of an Adjusted LIBO Rate Loan may be effected on other than the last day of the Interest Period then in effect with respect to such Adjusted LIBO Rate Loan, and a Line of Credit Loan which is not an Adjusted LIBO Rate Loan may be converted into an Adjusted LIBO Rate Loan only on a Eurodollar Business Day.

          (e) Failure to Give Notice. In the event that the Borrower shall not give notice to continue any Adjusted LIBO Rate Loan into a subsequent Interest Period in accordance with
Section 2.2 hereof, the Borrower shall be deemed to have requested that such Adjusted LIBO Rate Loan (unless repaid) be converted to one accruing interest at the Adjusted Base Rate, at the expiration of the then current Interest Period.

     2.4  Special Provisions Applicable to Adjusted LIBO Rate
Loans. The following special provisions shall apply to Adjusted
LIBO Rate Loans:

          (a) Mandatory Suspension and Conversion of Adjusted LIBO Rate Loans. The Bank's obligations to make, maintain or convert into Adjusted LIBO Rate Loans of any type shall be suspended, all outstanding Adjusted LIBO Rate Loans shall be converted on the last day of their applicable Interest Periods (or, if earlier, in the case of clause (2) below, on the last day the Bank may lawfully continue to maintain Adjusted LIBO Rate Loans or, in the case of clause (3) below, the day determined by such Bank to be the last Business Day before the effective date of the applicable restriction) into, and all pending requests for the making of or conversion into Adjusted LIBO Rate Loans shall be deemed requests for, Line of Credit Loans at the Adjusted Base Rate if:

               (1)  on or prior to the determination of the
interest rate for an Adjusted LIBO Rate Loan for any Interest Period, the Bank determines that for any reason appropriate quotations are not available to it (including, quotations in the interbank market selected by it for deposits with it) for purposes of determining the Adjusted LIBO Rate or in the good faith reasonable judgment of the Bank, that such rate would not accurately reflect the cost to the Bank of making, maintaining or converting into an Adjusted LIBO Rate Loan of such type for such Interest Period;

               (2)  at any time the Bank determines, in the
exercise of its good faith reasonable judgment, that any Regulatory Change makes it unlawful or impracticable for such Bank to make or maintain any Adjusted LIBO Rate Loan, or to comply with its obligations hereunder in respect thereof; or

               (3) the Bank determines, in the exercise of its good faith reasonable judgment, that by reason of any Regulatory Change it is restricted, directly or indirectly, in the amount that it may hold of (x) a category of liabilities that include deposits by reference to which, or on the basis of which, the interest rate applicable to Adjusted LIBO Rate Loans is directly or indirectly determined, or (y) the category of assets that includes Adjusted LIBO Rate Loans.

          The Bank shall promptly give notice to the Borrower of any circumstance that would make the provisions of this
Section 2.4(a) applicable, but the failure to give any such notice shall not affect such Bank's rights hereunder.

          (b)  Regulatory Changes.  If any Regulatory Change:

               (1) shall subject the Bank to any Tax determined by the Bank to be applicable to any Adjusted LIBO Rate Loan, to the Bank's obligation to make or maintain any such Adjusted LIBO Rate Loan, to this Agreement or the Note, or shall, in the determination of the Bank, change the basis of taxation of payments to the Bank of the principal of or interest on any Adjusted LIBO Rate Loan or of any other amounts payable under this Agreement in respect of any Adjusted LIBO Rate Loan or its obligation to make or maintain any Adjusted LIBO Rate Loan; or

               (2)  shall impose, increase, modify or deem
applicable any Tax, reserve, insurance charge, special deposit, assessment or other requirement or condition (other than reserves and assessments taken into account in the calculation of the Adjusted LIBO Rate) against assets of, deposits with or to the account of, credit extended by, or the obligations of the Bank under this Agreement, or shall impose on the Bank or on any relevant interbank market for U.S. Dollars, any condition; and the result of the foregoing, in the determination of the Bank, is to (x) reduce the amount of any sum received or receivable by the Bank with respect to any Adjusted LIBO Rate Loan or the return to be earned by the Bank on any such Loan, (y) impose a cost on the Bank that is attributable to the making or maintaining of, or its commitment to make, any such Adjusted LIBO Rate Loan, or
(z) require the Bank to make any payment on, or calculated by reference to, the gross amount of any amount received by it hereunder or under any such Loan, then, within 15 days after request by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as the Bank determines will compensate the Bank for such reduction, increased cost or payment. The Bank will promptly notify the Borrower of any Regulatory Change of which it has knowledge that will entitle the Bank to compensation pursuant to this Section 2.4(b), but the failure to give such notice shall not affect the Bank's right to such compensation. The Bank agrees to take any reasonable action which the Bank determines, in its discretion, may be available without cost or expense to the Bank in order to eliminate or mitigate the effect of such Regulatory Change.

          (c) Funding Losses. The Borrower shall pay to the Bank, upon request, such amount or amounts as the Bank determines are necessary to compensate it for any loss, cost or expense incurred by it as a result of (i) any payment, prepayment or conversion of an Adjusted LIBO Rate Loan on a date other than the last day of an Interest Period for such Adjusted LIBO Rate Loan or (ii) an Adjusted LIBO Rate Loan for any reason not being made or converted, or any payment of principal thereof or interest thereon not being made, on the date therefor determined in accordance with the applicable provisions of this Agreement.
Such amount shall equal the excess of (x) the interest that would have been received from the Borrower under this Agreement on any amounts to be redeployed during an Interest Period or its remaining portion over (y) the interest component of the return that the Bank determines it could have obtained had it placed such amount on deposit in the interbank market selected by it for a period equal to such Interest Period or its remaining portion.

     2.5 Requirements of Law. In the event that after the date hereof, any change in any law, regulation or treaty or in the interpretation or application thereof or compliance by the Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality:

          (a) subjects or shall subject the Bank to any tax of any kind whatsoever with respect to this Agreement, the loans made hereunder or the issuance or maintenance of the Letters of Credit hereunder, or changes the basis of taxation of payments to the Bank of principal, commitment fees, interest or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of the Bank);

          (b) imposes, modifies or holds or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Bank, which reserve, special deposit, compulsory loan or similar requirement is not otherwise included in determination of the interest rate hereunder;

          (c) imposes or shall impose on the Bank any other condition;

and the result of any of the foregoing is to, directly or indirectly, increase the cost to the Bank of making, renewing or maintaining advances or extensions of credit or issuing or maintaining Letters of Credit or to reduce any amount receivable thereunder then, in any such case, the Borrower shall promptly pay the Bank, upon its demand, any additional amounts necessary to compensate the Bank for such additional cost or reduced amount receivable. If the Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower of the event by reason of which it has become so entitled. The good faith determination as to any additional amounts payable pursuant to the foregoing sentence by the Bank shall be conclusive in the absence of manifest error.

     2.6 Determinations. In making the determinations contemplated by Section 2.4 and 2.5 hereof the Bank may make such estimates, assumptions, allocations and the like that it, in good faith, determines to be appropriate. All such determinations shall be final, binding and conclusive upon the Borrower, except to the extent of any manifest error in computation or transmission. The Bank shall furnish to the Borrower, upon request, a certificate outlining in reasonable detail the computation of any amounts claimed by it under Section 2.4 or 2.5 and the assumptions underlying such computations, provided that the failure to deliver a certificate shall not affect the Bank's right to such amounts.

     2.7 Payments and Computations. All amounts payable by the Borrower to the Bank under this Agreement or the Note shall be paid directly to the Bank in immediately available funds at the address of the Bank set forth in Section 10.2 hereof or at such other address of which the Bank shall give notice to the Borrower pursuant to Section 10.2 hereof. The Bank is authorized to charge any account of the Borrower at the Bank for any payment due by the Borrower under this Agreement or the Note.
Computation of interest hereunder with respect to Adjusted LIBO Rate Loans hereunder shall be made by the Bank on the basis of a year of 360 days for the actual number of days elapsed. Computation of interest hereunder with respect to Adjusted Base Rate Loans hereunder shall be made by the Bank on the basis of a year of 365/366 days (as applicable) for the actual number of days elapsed. All payments under the Note shall be applied by the Bank to the Obligations in its sole and absolute discretion.

     2.8 Borrowing. The Borrower shall notify the Bank of each proposed borrowing under the Line of Credit not later than 2:30 p.m., Philadelphia, Pennsylvania time on the day of the proposed borrowing, except as otherwise provided in Section 2.2 with respect to Adjusted LIBO Rate Loans.

     2.9 Prepayment and Repayment. Subject to Section 2.4 of this Agreement, the Borrower may make payments and prepayments of the Loans in whole or in part at any time and from time to time without penalty or premium upon notification to the Bank not later than 2:30 p.m. Philadelphia, Pennsylvania time on the date of the proposed payment or prepayment.

          The Bank may, and the Borrower authorizes the Bank to debit the Borrower's accounts at the Bank for the amount of any payment as and when such payment becomes due hereunder. If there are insufficient funds in such debited account at the time such account is debited, and the debiting creates an overdraft, the Bank may charge the Borrower an administrative fee in an amount established from time to time by the Bank. Such authorization for the Bank to debit the Borrower's accounts at the Bank shall not affect the Borrower's obligation to pay when due all amounts payable hereunder, whether or not there are sufficient funds in accounts of the Borrower. The foregoing rights of the Bank to debit the Borrower's accounts shall be in addition to, and not in limitation of, any rights of set-off which the Bank may have hereunder or under any other Loan Document.

                     ARTICLE III - SECURITY

     3.1 Security Documents. As security for the prompt payment, performance, satisfaction and discharge when due of all the Obligations, the Borrower shall execute and deliver or shall cause to be executed and delivered to the Bank, concurrently with the execution of this Agreement, the Security Agreement, the Mortgage, the Patent Assignment, the Trademark Assignment, the Copyright Assignment, the Assignment of Claims, the Guaranty Agreement and the Guarantor Security Agreement.

     3.2 Additional Documents. The Borrower shall execute and deliver and/or cause to be executed and delivered, concurrently with the execution of this Agreement, the Subordination
Agreements and the Landlord's Waivers.

   ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE BORROWER

     In order to induce the Bank to execute and deliver this Agreement and to make the Loans available to the Borrower, the Borrower represents and warrants to the Bank that, as of the date hereof:

     4.1 Good Standing of the Borrower; Authorization. The Borrower is duly incorporated, organized and existing and in good standing in the Commonwealth of Pennsylvania and is duly qualified as a foreign corporation and authorized to do business in all other jurisdictions wherein the nature of its business or property makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on the financial condition or results of operations of the Borrower. The Borrower has the corporate power to own its properties and to carry on its business as now conducted. The execution, delivery and performance of this Agreement and the other Loan Documents have been duly authorized by all necessary corporate proceedings on the part of the Borrower.

     4.2 Compliance with Laws and Other Agreements. The Borrower is in compliance with all laws, rules, regulations, judgments, decrees, orders, agreements and requirements which affect in any material way the Borrower, its assets or the operation of its business and has not received, and has no knowledge of, any order or notice of any governmental investigation or of any violation or claim of violation of any law, regulation, judgment, decree, order, agreement, or other governmental requirement.

     4.3 No Conflict; Governmental Approvals. The execution, delivery, and performance of this Agreement and each of the other Loan Documents will not (i) conflict with, violate, constitute a default under, or result in a breach of any provision of any applicable law, rule, regulation, judgment, decree, order, instrument or other agreement, or (ii) conflict with or result in a breach of any provision of the certificate of incorporation or by-laws of the Borrower. No authorization, permit, consent or approval of or other action by, and no filing, registration or declaration with, any governmental authority or regulatory body is required to be obtained or made by the Borrower for the due execution, delivery and performance of this Agreement or any of the Loan Documents, except such as have been duly obtained or made prior to the Closing Date and are in full force and effect as of the Closing Date (copies of which have been delivered to the Bank on or before the Closing Date).

     4.4  Financial and Other Information Regarding Borrower.

          (a) The Borrower has delivered to the Bank true, correct and complete copies of audited financial statements as of February 23, 1996 and internally prepared financial statements of the Borrower as of November 29, 1996. Those financial statements ("Financial Statements") present fairly the financial position of the Borrower as of February 23, 1996 and November 29, 1996 and the results of the operations of the Borrower for the periods then ended in conformity with GAAP.

          (b) The Borrower has no Indebtedness other than as shown in the most recent Financial Statements.

          (c) The Borrower has no "investment" (as such term is defined under GAAP), whether by stock purchase, capital contribution, loan, advance, purchase of property or otherwise, in any Person, other than as shown in the most recent Financial
Statements.

     4.5 Taxes. The Borrower is not delinquent in payment of any income, property or other tax, except for any delinquency in the payment of a tax which is contested in good faith by the Borrower and for which appropriate reserves have been established in accordance with GAAP.

     4.6  Encumbrances and Guaranties.

          (a) All properties and assets of the Borrower are owned by the Borrower free and clear of all Encumbrances except
(i) those for taxes or other government charges either not yet delinquent or the nonpayment of which is permitted by Section 4.5 of this Agreement; (ii) those not arising in connection with Indebtedness that do not materially impair the use or value of the properties or assets of the Borrower in the conduct of its businesses; (iii) Encumbrances whose release and termination is evidenced by the Borrower's delivery to the Bank of appropriate documents on the Closing Date; (iv) the Loan Documents and Encumbrances otherwise permitted under the Security Agreement and the Mortgage; and (v) Encumbrances disclosed in the most recent Financial Statements.

          (b)  The Borrower is not obligated under any Guaranty.

     4.7 Material Adverse Changes. Since November 29, 1996, there has not been any material adverse change in the business, operations, properties or financial position of the Borrower. The Borrower does not know of any fact (other than matters of a general economic or political nature) which materially adversely affects, or, so far as the Borrower can now reasonably foresee, will materially adversely affect, the business, operations, properties or financial position of the Borrower or the performance by the Borrower of its obligations under this Agreement and the other Loan Documents.

     4.8 Margin Securities. The assets of the Borrower do not include any "margin securities" within the meaning of Regulations G or U of the Board of Governors of the Federal Reserve System (12 C.F.R. 207, 221), and the Borrower does not have any present intention of acquiring any margin security.

     4.9 ERISA. The provisions of each employee benefit plan as defined in Section 3(3) of ERISA ("Plan") maintained by the Borrower complies with all applicable requirements of ERISA and of the Code, and with all applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. Except as listed on Schedule 4.9 hereof, no reportable event, as defined in Section 4043 of ERISA, has occurred with respect to any Plan; no Plan to which Section 4021 of ERISA applies has been terminated; no Plan has incurred any liability to PBGC as provided in Section 4062, 4063 and 4064 of ERISA; no Plan has been involved in any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code; and there are no unfunded liabilities with respect to any Plan which are not disclosed in the Financial Statements.

     4.10 Pending Litigation. There are no actions, suits, proceedings or investigations pending, or, to the knowledge of the Borrower, threatened against or affecting the Borrower, before any court, arbitrator or administrative or governmental body which, in the aggregate, might adversely affect any action taken or to be taken by the Borrower under this Agreement and the other Loan Documents or which, in the aggregate, might materially adversely affect the business, operations, properties or financial position of the Borrower, or the ability of the Borrower to perform its obligations under this Agreement and the other Loan Documents.

     4.11 Valid, Binding and Enforceable. This Agreement and the other Loan Documents have been duly and validly executed and delivered by the parties thereto (other than the Bank) and constitute the valid and legally binding obligations of such parties enforceable in accordance with their respective terms, except as enforcement of this Agreement and the other Loan Documents may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights and except as enforcement is subject to general equitable principles.

     4.12 Priority of Mortgage. The Mortgage, when recorded in the office of the Recorder of Deeds of Bucks County, Pennsylvania, will create a valid mortgage lien on the real property described therein, subject only to such Encumbrances as may be expressly permitted by the Mortgage and the Security Agreement.

     4.13 Priority of Security Interests.  The Security
Agreement, upon the filing of financing statements in the appropriate governmental offices, will create valid first perfected security interests in the personal property of the Borrower described therein as collateral for all the Obligations subject to no prior Encumbrances.

     4.14 Environmental Matters.

          (a) The Borrower has performed all of its obligations under, has obtained all necessary approvals, permits, authorizations and other consents required by, and is not in material violation of, any Environmental Laws.

          (b) The Borrower has not received any notice, citation, summons, directive, order or other communication, written or oral, from, and the Borrower has no knowledge of the filing or giving of any such notice, citation, summons, directive, order or other communication by, any governmental or quasi-governmental authority or agency or any other Person concerning the presence, generation, treatment, storage, transportation, transfer, disposal, release or other handling of any Hazardous Materials within, on, from, related to, or affecting any real property owned or occupied by the Borrower.

          (c) To the best of the Borrower's knowledge, after reasonable inquiry, no real property owned or occupied by the Borrower has ever been used, either by the Borrower or any of its predecessors in interest, to generate, treat, store, transport, transfer, dispose of, release or otherwise handle any Hazardous Material in violation of any applicable Environmental Laws.

          (d) To the best of the Borrower's knowledge, after due inspection, there are no Hazardous Materials within, on or under any real property owned or occupied by the Borrower in violation of any applicable Environmental Laws.

     4.15 No Untrue Statements. Neither this Agreement, the Loan Documents nor any other document, certificate or statement furnished or to be furnished by the Borrower or by any other party to the Bank in connection herewith contains, or at the time of delivery will contain, any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

   ARTICLE V - CONDITIONS PRECEDENT TO THE BANK'S OBLIGATIONS

     The Bank's obligations hereunder are conditioned upon the satisfaction of the following conditions precedent:

     5.1 Documents and Items to be Delivered by the Borrower at Closing. The Borrower shall deliver or cause to be delivered to the Bank at the Closing the following:

          (a)  This Agreement duly executed by the Borrower;

          (b)  The Note duly executed by the Borrower;

          (c) The Security Agreement duly executed by the Borrower, together with such Uniform Commercial Code financing statements and other documents as the Bank may reasonably require to be executed by the Borrower;

          (d) The Mortgage duly executed by the Borrower and acknowledged, in form suitable for recording;

          (e) The Patent Assignment duly executed by the Borrower and acknowledged in form suitable for recording;

          (f) The Trademark Assignment duly executed by the Borrower and acknowledged, in form suitable for recording;

          (g)  The Copyright Assignment;

          (h) The Assignment of Claims duly executed by the Borrower;

          (i) The Guaranty Agreements duly executed by the Guarantors;

          (j) The Guarantor Security Agreements duly executed by the Guarantors;

          (k) Evidence of the Borrower's having complied with those covenants regarding insurance as are contained in this Agreement and the other Loan Documents;

          (l) A certificate of the Secretary or an Assistant Secretary of the Borrower dated the Closing Date including
(i) resolutions duly adopted by the Borrower authorizing the transactions under the Loan Documents; (ii) a copy of the by-laws of the Borrower; (iii) evidence of the incumbency and signature of the officers executing on its behalf any of the Loan Documents and any other document to be delivered pursuant to any such documents, together with evidence of the incumbency of such Secretary or Assistant Secretary; (iv) a copy, certified by the Pennsylvania Secretary of State, as of the most recent date practicable, of the Borrower's Articles and Certificate of Incorporation, together with the certification of the Secretary or Assistant Secretary of the Borrower as of the Closing Date that such Articles and Certificate of Incorporation have not been amended since the date of the aforesaid certification by the Secretary of State; and (v) certificates of authority or good standing for the Borrower from its jurisdiction of incorporation and any other jurisdiction where the Borrower is qualified to do business;

          (m) A copy of each and every authorization, permit, consent, and approval of and other action by, and notice to and filing with, every governmental authority and regulatory body which is required to be obtained or made by the Borrower for the due execution, delivery and performance of this Agreement and the other Loan Documents;

          (n) Policies of title insurance issued by a title company satisfactory to the Bank insuring the Mortgage, as a valid mortgage lien, subject only to exceptions approved by the Bank;

          (o)  The opinion of Stevens & Lee, dated as of Closing
Date, in form and substance satisfactory to the Bank and its counsel;

          (p) To the extent not paid by the Borrower to the Bank prior to the Closing, a facility fee of $75,000.00;

          (q) Appraisals of: (i) Borrower's real estate located at County Line Industrial Park, Southampton, PA and
(ii) Borrower's machinery and equipment, which appraisals shall be prepared at the Borrower's expense, shall be satisfactory in form and substance to the Bank and shall indicate that the total fair market value of the above-described real property, together with Borrower's appraised machinery and equipment, is not less than $2,500,000.00;

          (r) An environmental risk assessment database report, which report shall be prepared at Borrower's expense, with respect to the Borrower's real estate located at County Line Industrial Park, Southampton, Pennsylvania and the surrounding area, which report shall be satisfactory to the Bank in its sole and absolute discretion;

          (s) Management prepared Financial Statements for the year ended February 28, 1997 evidencing results satisfactory to the Bank, in the Bank's sole and absolute discretion;

          (t) Evidence that all Accounts owing by Account debtors located in countries which the Bank has rated "Country Risk Rate 3" or worse are supported by a letter of credit acceptable to the Bank in its sole and absolute discretion;

          (u) A twelve-month budget of cash flows sufficient for the Bank to match actual cash flows to projected cash flows for individual existing and anticipated contracts;

          (v) A list of all Accounts supported by a letter of credit, including a summary of limitations or conditions with respect to such letter of credit.

     5.2 Bank's Audit. The Bank or the Bank's designee's completion of an audit of Borrower's Accounts, inventory, costs in excess of billings, accounts payable and billings in excess of costs which audit shall be acceptable to the Bank, in both its scope and its conclusions, in the Bank's sole and absolute discretion. The cost of such audit shall be borne by the Borrower.

     5.3  Additional Financing.  The Borrower's obtaining:

          (a) $4,000,000 of unsecured, subordinated debt upon terms and conditions satisfactory to the Bank in its sole and absolute discretion; and

          (b) $2,500,000 of non-cumulative, convertible, preferred stock upon terms and conditions satisfactory to the Bank in its sole and absolute discretion.

     5.4  Conditions Precedent to Making Line of Credit Loans.
The Bank shall not be obligated to make any Line of Credit Loans hereunder or make Letters of Credit available hereunder unless:

          (a) As of the date of the proposed advance, no Event of Default has occurred and is continuing and no event has occurred and is continuing which, with the giving of notice or lapse of time, or both, would constitute an Event of Default;

          (b)  The representations and warranties contained in
Article IV are true and correct on the date of the proposed advance, except that the representations and warranties in
Section 4.4 shall refer to the financial statements most recently supplied to the Bank pursuant to Section 6.2 of this Agreement;

          (c) No material adverse change has occurred in the financial condition of the Borrower since the date hereof; and

          (d) The Borrower has delivered to the Bank, upon the Bank's request, a certificate executed by the chief executive officer of the Borrower confirming the statements made in paragraphs (a), (b), and (c) above.

     5.5 Conditions Subsequent. The Borrower shall deliver or cause to be delivered, on or before April 14, 1997, the opinion(s) of Stevens & Lee, in form and substance satisfactory to the Bank and its counsel with respect to each of the Guarantors. The failure of the Borrower to deliver such opinion(s) to Bank on or before April 4, 1997 shall constitute an Event of Default under Article VIII of this Agreement.

       ARTICLE VI - AFFIRMATIVE COVENANTS OF THE BORROWER

     The Borrower hereby covenants and agrees that from the date hereof and until satisfaction in full of the Obligations, unless the Bank shall otherwise consent in writing, the Borrower shall do the following:

     6.1 Use of Proceeds. Use the proceeds of the borrowings hereunder only for the purposes specified in Section 2.1 of this Agreement.

     6.2  Financial Statements.  Furnish to the Bank:

          (a) Within ninety days after the end of each fiscal year, financial statements of the Borrower, including a balance sheet, statement of income, reconciliation of net worth, statement of cash flows and such other financial statements of the Borrower in such detail as the Bank may reasonably request. Such financial statements shall present fairly the financial condition of the Borrower as of the close of such year and the results of its operations and its cash flows during such year, in accordance with GAAP, and shall be audited and accompanied by the opinion of an independent public accountant acceptable to the Bank. Such opinion shall not be acceptable to the Bank if qualified due to any limitations in scope imposed by the Borrower. Any other qualification by the accountant shall render the acceptability of the financial statements subject to the Bank's approval. Such financial statements shall be accompanied by a certificate signed by the chief financial officer of the Borrower in which such chief financial officer calculates all financial covenants and warrants that no Events of Default specified in Article VIII hereof nor any events which with the giving of notice or lapse of time, or both, would constitute an Event of Default exist.

          (b) Within forty-five days after the end of each fiscal quarter, a balance sheet, statement of income, statement of cash flows and such other financial statements in such detail as the Bank may reasonably request, which shall present fairly the financial position of the Borrower as of the end of such quarter and the results of its operations and a statement of cash flows during such quarter, in accordance with GAAP, certified by the chief financial officer of the Borrower. Such financial statements shall be accompanied by a certificate signed by the chief financial officer of the Borrower in which such chief financial officer calculates all financial covenants and warrants that no Events of Default specified in Article VIII hereof nor any events which with the giving of notice or lapse of time, or both, would constitute an Event of Default exist.

          (c) Within forty-five days after the end of each fiscal year, a cash flow budget for the new fiscal year setting forth budgeted monthly and cumulative cash inflows and outflows for the year, in adequate detail and with explanatory supporting notes and schedules itemizing cash flows on a contract-by-contract basis as requested by the Bank.

          (d) Within forty-five days after the end of each fiscal quarter, a revised cash flow budget reconciling budgeted and actual cash flows and explaining in sufficient detail the causes of any variances between budgeted cash flows and actual cash flows.

          (e) When requested by Bank or, if not requested by the Bank, within forty-five days after the end of each fiscal quarter, a detailed aging of Accounts by customer within department (domestic non-government, U.S. government and international) with summary totals by age within and across departments. Such aging shall also include the original date of each invoice with respect to an Account, shall indicate which Accounts are supported by a letter of credit and shall include a summary of limitations or conditions with respect to such letters of credit.

          (f) When requested by the Bank or, if not requested by the Bank, within forty-five days after the end of each fiscal quarter, a schedule of contracts-in-progress, which schedule shall include for each contract the name of the contract party, the original and revised contract values, the original and revised cost estimates and profit percentage estimates, the percent complete, the projected costs to complete and the billings in excess of costs or the costs in excess of billings with summary totals for all categories.

          (g) When filed, a copy of any and all reports filed by the Borrower with the U.S. Securities and Exchange Commission, including, but not limited to, Forms 10Q and 10K.

     6.3 Ordinary Course of Business; Records. Conduct its business only in the ordinary course and keep accurate and complete books and records of its assets, liabilities and operations consistent with sound business practices and in accordance with GAAP.

     6.4 Information for the Bank. Make available during normal business hours for inspection by the Bank or its designated representatives any of its books and records when reasonably requested by the Bank to do so, and furnish the Bank any information reasonably requested regarding its operations, business affairs and financial condition within a reasonable time after the Bank gives notice of its request therefor. In particular, and without limiting the foregoing, the Borrower shall permit, during normal business hours, representatives of the Bank's Audit Department to make such periodic inspections of the Borrower's books, records and assets as such representatives deem necessary and proper.

     6.5 Insurance. Carry at all times with financially sound and reputable insurers: (a) all workers' compensation or similar insurance as may be required under the laws of any jurisdiction;
(b) public liability insurance against claims for personal injury, death or property damage suffered upon, in or about any premises occupied by it or occurring as a result of the ownership, maintenance or operation by it of any automobile, truck or other vehicle or as a result of the use of products manufactured, constructed or sold by it, or services rendered by it; (c) business interruption insurance covering risk of loss as a result of the cessation for all or any part of one year of any substantial part of the business conducted by it; (d) hazard insurance against such other hazards as are usually insured against by business entities of established reputation engaged in like businesses and similarly situated, including, without limitation, fire (flood, if applicable) and extended coverage; and (e) such other insurance as the Bank may from time to time reasonably require, and pay all premiums on the policies for all such insurance when and as they become due and take all other actions necessary to maintain such policies in full force and effect at all times. The insurance specified in Subsections (b),
(c) and (d) shall be maintained in such amounts (and with co-insurance and deductibles) as such insurance is usually carried by business entities of established reputation engaged in the same or similar business and similarly situated. The Borrower shall from time to time, upon request by the Bank, promptly furnish or cause to be furnished to the Bank evidence, in form and substance satisfactory to the Bank, of the maintenance of all insurance required to be maintained hereby, including, without limitation, such originals or copies as the Bank may request of policies, certificates of insurance, riders and endorsements relating to such insurance and proof of premium payments. The Borrower shall cause each hazard insurance policy to provide, and the insurer issuing each such policy to certify to the Bank, that
(a) if such insurance be proposed to be canceled or materially changed for any reason whatsoever, such insurer will promptly notify the Bank and such cancellation or change shall not be effective for 30 days after receipt by the Bank of such notice, unless the effect of such change is to extend or increase coverage under the policy; (b) the Bank shall be named as lender loss payee with respect to personal property and mortgagee with respect to real property; and (c) the Bank will have the right, at its election, to remedy any default in the payment of premiums within 30 days of notice from the insurer of such default. The foregoing covenants regarding insurance are in addition to, and not intended to supersede, those covenants regarding insurance set forth in the Security Agreement. In the event and to the extent of any conflict between the provisions of this Agreement and the provisions of the Security Agreement regarding the insuring of Collateral, the provisions of the Security Agreement with respect thereto shall govern.

     6.6 Maintenance. Maintain its equipment, real property and other properties in good condition and repair (normal wear and tear excepted) and pay and discharge the cost of repairs thereto or maintenance thereof.

     6.7 Taxes. Pay all taxes, assessments, charges and levies imposed upon it or on any of its property, or which it is required to withhold and pay over, and provide evidence of payment thereto to the Bank if the Bank so requests, except where contested in good faith by lawful and appropriate proceedings and where adequate reserves therefor have been set aside on its books; provided, however, that the Borrower shall pay all such taxes, assessments, charges and levies forthwith whenever foreclosure on any lien which attaches or security therefor appears imminent.

     6.8 Leases. Pay all rent or other sums required by every lease to which the Borrower is a party as the same becomes due and payable, perform all its obligations as tenant or lessee thereunder except where contested in good faith by lawful and appropriate proceedings and where adequate reserves therefor have been set aside; and keep all such leases at all times in full force and effect during the terms thereof.

     6.9 Corporate Existence; Certain Rights; Laws. Do all things necessary to preserve and keep in full force and effect in each jurisdiction in which it conducts business the business existence, licenses, permits, rights, copyrights, patents, trademarks, trade names and franchises of the Borrower and comply with all present and future laws, ordinances, rules, regulations judgments, orders and decrees which affect in any material way the Borrower, its assets or the operation of its business.

     6.10 Notice of Litigation or Other Proceedings. Give immediate notice to the Bank of (i) the existence of any dispute,
(ii) the institution of any litigation, administrative proceeding or governmental investigation involving the Borrower or (iii) the entry of any judgment, decree or order against or involving the Borrower, any of which might materially and adversely affect the operation, financial condition, property or business of the Borrower or affect the enforceability of this Agreement or any of the other Loan Documents.

     6.11 Indebtedness. Pay or cause to be paid when due (or within applicable grace periods) all Indebtedness of the Borrower.

     6.12 Notice of Events of Default. Give immediate notice to the Bank if the Borrower becomes aware of the occurrence of any Event of Default, or of any fact, condition or event which with the giving of notice or lapse of time, or both, would be an Event of Default, or of the failure of the Borrower to observe or perform any of the conditions or covenants to be observed or performed by it under this Agreement or any of the other loan Documents.

     6.13 ERISA. Maintain each Plan in compliance with all applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code. As promptly as practicable (but in any event not later than ten days) after the Borrower receives from the PBGC a notice of intent to terminate any Plan or to appoint a trustee to administer any Plan, after the Borrower has notified the PBGC that any reportable event, as defined in Section 4043 of ERISA, with respect to any Plan has occurred, or after the Borrower has provided a notice of intent to terminate to each affected party, as defined for purposes of Section 4041(a)(2) of ERISA, with respect to any Plan, a certificate of the chief executive officer of the Borrower shall be furnished to the Bank setting forth the details with respect to the events resulting in such reportable event, as the case may be, and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of intent to terminate or to appoint a trustee from the PBGC, of the notice of such reportable event or of the Borrower's notice of intent to terminate, as the case may be.

     6.14 Deposit Accounts. Use the Bank as its depository institution unless otherwise agreed in writing by the Bank; and notify the Bank, in writing and on a continuing basis, of all deposit accounts and certificates of deposit (including the numbers thereof) maintained with or purchased from other banks and other financial institutions.

     6.15 Management. Furnish to Bank within five (5) days of any election or appointment of officers or directors, written notice of any change in the persons who from time to time become officers and directors of Borrower and cause William F. Mitchell, Chairman and President and Duane Deaner, Chief Financial Officer, to continue in their current positions with the Borrower.

     6.16 Financial Covenants. Observe the financial covenants set forth on Schedule 6.16 attached hereto and made a part hereof.

     6.17 Compliance with Environmental Laws. Comply fully with all Environmental Laws and not use any property which it owns or occupies to generate, treat, store, transport, transfer, dispose of, release or otherwise handle any Hazardous Material, except in compliance with all Environmental Laws.

     6.18 Foreign Accounts. The Bank shall obtain letters of credit acceptable to the Bank, in the Bank's sole and absolute discretion, to support Accounts owed by Account debtors located in countries which the Bank has rated or later rates as having a Country Risk Rate of "3" or worse.

     6.19 Further Actions. Cooperate and join with the Bank, at its own expense, in taking all such further actions as the Bank, in its sole judgment, shall deem necessary to effectuate the provisions of the Loan Documents and to perfect or continue the perfected status of all Encumbrances granted to the Bank pursuant to the Loan Documents, including, without limitation, the execution, delivery and filing of financing statements, amendments thereto and continuation statements, the delivery of chattel paper, documents or instruments to the Bank, and the notation of Encumbrances in favor of the Bank on certificates of title.

                ARTICLE VII - NEGATIVE COVENANTS

     The Borrower hereby covenants and agrees that from the Closing Date until satisfaction in full of the Obligations, it will not do any one or more of the following without first obtaining the written consent of the Bank:

     7.1  Fundamental Corporate Changes.

          (a) change its name, enter into or effect any merger, consolidation, share exchange, division, conversion, reclassification, recapitalization, reorganization or other transaction of like effect, or dissolve;

          (b) sell, transfer, lease or otherwise dispose of all or (except in the ordinary course of business) any material part of its assets or any significant product line or process; or

          (c)  have any Subsidiary.

     7.2 Indebtedness. Incur, create, assume or have any Indebtedness except:

          (a)  the Loans;

          (b)  the Letters of Credit;

          (c) the Chase Letters of Credit listed on Schedule 7.2 hereof (which letters of credit, upon their expiration, shall not be renewed);

          (d)  the Subordinated Debt; and

          (e)  not more than $100,000 of other Indebtedness.

     7.3 Encumbrances. Create or allow any Encumbrances to be on or otherwise affect any of its property or assets except:

          (a)  encumbrances in favor of the Bank;

          (b) encumbrances for taxes, assessments and other governmental charges incurred in the ordinary course of business which are not yet due and payable;

          (c) pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation or to participate in any fund in connection with workmen's compensation, unemployment insurance or other social security obligations;

          (d) good faith pledges or deposits made in the ordinary course of business to secure performance of tenders, contracts (other than for the repayment of Indebtedness) or leases or to secure statutory obligations or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

          (e) liens of mechanics, materialmen, warehousemen, carriers or other similar liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

          (f)  encumbrances securing Indebtedness permitted under
Section 7.2(c) and (e), provided that (i) no other covenants of this Agreement are thereby violated and (ii) no assets other than the assets so acquired secure such Indebtedness;

          (g) encumbrances, if any, otherwise expressly permitted by the Security Agreement or the Mortgage; and

          (h)  Encumbrances disclosed in the Financial
Statements.

     7.4  Guaranties.  Directly or indirectly make any Guaranty.

     7.5 Sales and Lease-Backs. Sell, transfer or otherwise dispose of any property, real or personal, now owned or hereafter acquired, with the intention of directly or indirectly taking back a lease on such property.

     7.6 Loans, Investments. Purchase, invest in, or make any loan in the nature of an investment in the stocks, bonds, notes or other securities or evidence of Indebtedness of any person, except for (i) short-term obligations of the Treasury of the United States of America; (ii) certificates of deposit issued by banks with shareholders' equity of at least $100,000,000;
(iii) repurchase agreements not exceeding 29 days in duration issued by banks with shareholders' equity of at least $100,000,000; or (iv) notes and other instruments generally known as "commercial paper" which arise out of current transactions, which have maturities at the time of issuance thereof not exceeding nine months and which have, at the time of such purchase, investment or other acquisition, the highest credit rating of Standard & Poor's Corporation or Moody's Investors Service, Inc, or make any loan or advance to or for the benefit of any person, except for ordinary course advances to employees for business travel and other expenses.

     7.7 Change in Business. Discontinue any substantial part, or change the nature of, the business of the Borrower, or enter into any new business unrelated to the present business conducted by the Borrower.

     7.8 Sale or Discount of Receivables. Sell any notes receivable or accounts receivable, with or without recourse.

     7.9 Prepayment of Indebtedness. Make any voluntary prepayments of Indebtedness other than the Loans.

     7.10 ERISA.

          (a) Terminate any Plan maintained by the Borrower to which Section 4021 of ERISA applies;

          (b) Allow the value of the benefits guaranteed under Title IV of ERISA to exceed the value of assets allocable to such benefits;

          (c)  Incur a withdrawal liability within the meaning of
Section 4201 of ERISA.

     7.11 Restricted Payments.

          (a) Declare or pay any dividend, or make any distributions of cash or property, to holders of any shares of its capital stock, or, directly or indirectly, redeem or otherwise acquire any such shares or any option, warrant or right to acquire any such shares; provided, however, that absent an Event of Default hereunder or an event which with the giving of notice or lapse of time, or both, would constitute an Event of Default hereunder, Borrower may pay dividends not to exceed $68,750 per fiscal quarter in accordance with the terms of that certain Preferred Stock Purchase Agreement.

          (b) Permit payment, whether in cash or otherwise, of any amount on account of the Subordinated Debt, except payment of interest (absent an Event of Default hereunder or an event which with the giving of notice or lapse of time, or both, would constitute an Event of Default hereunder) in accordance with the terms of the agreements between the Borrower and the holders of the Subordinated Debt.

     7.12 Compliance with Federal Reserve Board Regulations.
(i) Use any of the proceeds of the Loans, directly or indirectly, for the purposes of purchasing or carrying any "margin security" within the meaning of Regulations G or U of the Board of Governors of the Federal Reserve System (12 C.F.R. 207, 221),
(ii) use any of the proceeds of the Loans, directly or indirectly, for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Borrower in a violation of Regulation X of such Board
(12 C.F.R. 224), or (iii) take or permit to be taken any other action which would result in the Loans or the consummation of any of the other transactions contemplated hereby being violative of such regulations or any other regulation of such Board.

     7.13 Change in Ownership.  Allow William Mitchell and Pete
Stephens, together, to own, directly or indirectly, less than thirty percent (30%) of the outstanding shares of voting common stock of the Borrower.

                ARTICLE VIII - EVENTS OF DEFAULT

     An event of default ("Event of Default") under this Agreement shall be deemed to exist if any one or more of the following events occurs and is continuing, whatever the reason therefor:

     8.1 Borrower's Failure to Pay. The Borrower fails to pay any amount of principal, interest, fees or other sums as and when due under this Agreement or any of the other Loan Documents, or any other Obligations, whether upon stated maturity, acceleration, or otherwise.

     8.2  Breach of Covenants or Conditions.  The Borrower
(i) fails to perform or observe any term, covenant, agreement or condition set forth in Section 6.16 or Article VII of this Agreement, or (ii) fails to perform or observe any other term, covenant, agreement or condition set forth in this Agreement or any of the other Loan Documents or is in violation of or non-compliance with any provision of this Agreement (other than those set forth in Section 6.16 and Article VII) or any of the Loan Documents, and, with respect only to clause (ii) above, has not remedied and fully cured such non-performance, non-observance, violation of or non-compliance within fifteen (15) days after the Bank has given written notice thereof to the Borrower; provided, however, that during such fifteen (15) day period the Bank's obligations to make further Loans to the Borrower shall be suspended.

     8.3 Defaults in Other Agreements. The Borrower fails to perform or observe any term, covenant, agreement or condition contained in, or there shall occur any default under or as defined in, any other agreement applicable to the Borrower or by which the Borrower is bound involving a material liability of the Borrower which shall not be remedied within the period of time (if any) within which such other agreement permits such default to be remedied, unless such default is waived by the other party thereto or excused as a matter of law.

     8.4 Agreements Invalid. The validity, binding nature of, or enforceability of any material term or provision of any of the Loan Documents is disputed by, on behalf of, or in the right or name of the Borrower or any material term or provision of any such Loan Document is found or declared to be invalid, avoidable, or non-enforceable by any court of competent jurisdiction.

     8.5 False Warranties; Breach of Representations. Any warranty or representation made by the Borrower in this Agreement or any other Loan Document or in any certificate or other writing delivered under or pursuant to this Agreement or any other Loan Document, or in connection with any provision of this Agreement or related to the transactions contemplated hereby shall prove to have been false or incorrect or breached in any material respect on the date as of which made.

     8.6 Judgments. A final judgment or judgments is entered, or an order or orders of any judicial authority or governmental entity is issued against the Borrower (other than judgments disclosed on Schedule A to the Security Agreement), which is uninsured (such judgment(s) and order(s) hereinafter collectively referred to as "Judgment") (i) in the United States, the United Kingdom, Canada, or any other jurisdiction in which the common law applies for payment of money, which Judgment, in the aggregate, exceeds One Hundred Thousand Dollars ($100,000.00) outstanding at any one time; or (ii) in any other jurisdiction, for payment of money, which judgment, in the aggregate, exceeds Five Hundred Thousand Dollars ($500,000) outstanding at any one time or (iii) for injunctive or declaratory relief which would have a material adverse effect on the ability of the Borrower to conduct its business, and such Judgment is not discharged or execution thereon or enforcement thereof stayed pending appeal, within thirty days after entry or issuance thereof, or, in the event of such a stay, such Judgment is not discharged within thirty days after such stay expires.

     8.7  Bankruptcy or Insolvency of the Borrower.

          (a) The Borrower or any Guarantor becomes insolvent, or generally fails to pay, or is generally unable to pay, or admits in writing its inability to pay, its debts as they become due or applies for, consents to, or acquiesces in, the appointment of a trustee, receiver or other custodian for the Borrower or a substantial part of its property, or makes a general assignment for the benefit of creditors.

          (b) The Borrower or any Guarantor commences any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any state or federal bankruptcy or insolvency law, or any dissolution or liquidation proceeding.

          (c) Any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any state or federal bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is involuntarily commenced against or in respect of the Borrower or any Guarantor or an order for relief is entered in any such proceeding, which is not dismissed within sixty days.

          004 A trustee, receiver, or other custodian is appointed for the Borrower or any Guarantor or a substantial part of the Borrower's or any Guarantor's property.

                      ARTICLE IX - REMEDIES

     9.1  Further Advances; Acceleration; Setoff.

          (a) Upon the occurrence of any one or more Events of Default, the Bank may, in its sole discretion, refuse to make any further advances or Loans to the Borrower.

          (b) Automatically upon the occurrence of any Event of Default described in Section 8.7 of this Agreement, and in the sole discretion of the Bank upon the occurrence of any other Event of Default, the unpaid principal balance of all Loans, all interest and fees accrued and unpaid thereon, and all other amounts and Obligations payable by the Borrower under this Agreement and the other Loan Documents shall immediately become due and payable in full, all without protest, presentment, demand, or further notice of any kind to the Borrower, all of which are expressly waived by the Borrower.

          (c) If any of the Obligations shall be due and payable or any one or more Events of Default shall have occurred, the Bank shall have the right, in addition to all other rights and remedies available to it, without notice to the Borrower, to apply toward and set-off against and apply to the then unpaid balance of the Note and the other Obligations any items or funds held by the Bank, any and all deposits (whether general or special, time or demand, matured or unmatured, fixed or contingent, liquidated or unliquidated) now or hereafter maintained by the Borrower for its own account with the Bank, and any other indebtedness at any time held or owing by the Bank to or for the credit or the account of the Borrower. For such purpose the Bank shall have, and the Borrower hereby grants to the Bank, a first lien on all such deposits. The Bank is hereby authorized to charge any such account or indebtedness for any amounts due to the Bank. Such right of set-off shall exist whether or not the Bank shall have made any demand under this Agreement, the Note or any other Loan Document and whether or not the Note and the other Obligations are matured or unmatured. The Borrower hereby confirms the Bank's lien on such accounts and right of set-off, and nothing in this Agreement shall be deemed any waiver or prohibition of such lien and right of set-off.

     9.2  Further Remedies; Confession of Judgment.

          (a) Upon the occurrence of any one or more Events of Default, the Bank may proceed to protect and enforce its rights under this Agreement and the other Loan Documents by exercising such remedies as are available to the Bank in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any provision contained in this Agreement or any of the other Loan Documents or in aid of the exercise of any power granted in this Agreement or any of the other Loan Documents.

          (b) THE FOLLOWING PARAGRAPH SETS FORTH A POWER OF AUTHORITY FOR ANY ATTORNEY TO CONFESS JUDGMENT AGAINST BORROWER. IN GRANTING THIS WARRANT OF ATTORNEY TO CONFESS JUDGMENT AGAINST BORROWER, THE BORROWER, FOLLOWING CONSULTATION WITH (OR DECISION NOT TO CONSULT) SEPARATE COUNSEL FOR BORROWER AND WITH KNOWLEDGE OF THE LEGAL EFFECT HEREOF, HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY, INTELLIGENTLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS THE BORROWER HAS OR MAY HAVE TO PRIOR NOTICE AND AN OPPORTUNITY FOR HEARING UNDER THE RESPECTIVE CONSTITUTIONS AND LAWS OF THE UNITED STATES OF AMERICA, COMMONWEALTH OF PENNSYLVANIA, OR ELSEWHERE INCLUDING, WITHOUT LIMITATION, A HEARING PRIOR TO GARNISHMENT AND ATTACHMENT OF THE BORROWER'S BANK ACCOUNT AND OTHER ASSETS. BORROWER ACKNOWLEDGES AND UNDERSTANDS THAT BY ENTERING INTO THIS AGREEMENT CONTAINING A CONFESSION OF JUDGMENT CLAUSE THAT BORROWER IS VOLUNTARILY, INTELLIGENTLY AND KNOWINGLY GIVING UP ANY AND ALL RIGHTS, INCLUDING CONSTITUTIONAL RIGHTS, THAT BORROWER HAS OR MAY HAVE TO NOTICE AND A HEARING BEFORE JUDGMENT CAN BE ENTERED AGAINST BORROWER AND BEFORE THE BORROWER'S ASSETS, INCLUDING, WITHOUT LIMITATION, ITS BANK ACCOUNTS, MAY BE GARNISHED, LEVIED, EXECUTED UPON AND/OR ATTACHED. BORROWER UNDERSTANDS THAT ANY SUCH GARNISHMENT, LEVY, EXECUTION AND/OR ATTACHMENT SHALL RENDER THE PROPERTY GARNISHED, LEVIED, EXECUTED UPON OR ATTACHED IMMEDIATELY UNAVAILABLE TO BORROWER. IT IS SPECIFICALLY ACKNOWLEDGED BY BORROWER THAT THE BANK HAS RELIED ON THIS WARRANT OF ATTORNEY AND THE RIGHTS WAIVED BY BORROWER HEREIN IN ENTERING INTO THIS AGREEMENT AND AS AN INDUCEMENT TO EXTEND CREDIT TO THE BORROWER.

          Upon the occurrence of an Event of Default hereunder or under any other Loan Document, Borrower hereby jointly and severally authorizes and empowers any attorney of any court of record or the prothonotary or clerk of any county in the Commonwealth of Pennsylvania, or in any jurisdiction where permitted by law or the clerk of any United States District Court, to appear for Borrower in any and all actions which may be bought hereunder and enter and confess judgment against the Borrower or any of them in favor of the Bank for such sums as are due or may become due hereunder or under any other Loan Documents, together with costs of suit and actual collection costs including, without limitation, reasonable attorneys' fees equal to 1% of the Obligations then due and owing but in no event less than $5,000.00, with or without declaration, without prior notice, without stay of execution and with release of all procedural errors and the right to issue executions forthwith.
To the extent permitted by law, Borrower waives the right of inquisition on any real estate levied on, voluntarily condemns the same, authorizes the prothonotary or clerk to enter upon the writ of execution this voluntary condemnation and agrees that such real estate may be sold on a writ of execution; and also waives any relief from any appraisement, stay or exemption law of any state now in force or hereafter enacted. Borrower further waives the right to any notice and hearing prior to the execution, levy, attachment or other type of enforcement of any judgment obtained hereunder, including, without limitation, the right to be notified and heard prior to the garnishment, levy, execution upon and attachment of Borrower's bank accounts and other property. If a copy of this Agreement verified by affidavit of any officer of the Bank shall have been filed in such action, it shall not be necessary to file the original thereof as a warrant of attorney, any practice or usage to the contrary notwithstanding. The authority herein granted to confess judgment shall not be exhausted by any single exercise thereof, but shall continue and may be exercised from time to time as often as the Bank shall find it necessary and desirable and at all times until full payment of all amounts due hereunder and under any other Loan Documents. The Bank may confess one or more judgments in the same or different jurisdictions for all or any part of the Obligations arising hereunder or under any other Loan Documents to which Borrower is a party, without regard to whether judgment has theretofore been confessed on more than one occasion for the same Obligations. In the event that any judgment confessed against the Borrower is stricken or opened upon application by or on behalf of Borrower or any obligor for any reason, the Bank is hereby authorized and empowered to again appear for and confess judgment against Borrower for any part or all of the Obligations owing under this Agreement and/or for any other liabilities, as herein provided.

                    ARTICLE X - MISCELLANEOUS

     10.1 Remedies Cumulative; No Waiver. The rights, powers and remedies of the Bank provided in this Agreement and the other Loan Documents are cumulative and not exclusive of any right, power or remedy provided by law or equity, and no failure or delay on the part of the Bank in the exercise of any right, power, or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.

     10.2 Notices. Every notice and communication under this Agreement or any of the other Loan Documents shall be in writing and shall be given by either (i) hand-delivery, (ii) first class mail (postage prepaid), (iii) reliable overnight commercial courier (charges prepaid), or (iv) telecopy or other means of electronic transmission, if confirmed promptly by any of the methods specified in clauses (i), (ii) and (iii) of this sentence, to the following addresses:

          If to the Borrower:

          Environmental Tectonics Corporation
          County Line Industrial Park
          Southampton, Pennsylvania  18966-3877
          Attn:  William F. Mitchell, President
          Telecopy No: (215) 357-4000

          With a copy to:

          Jeffrey P. Waldron, Esquire
          Stevens & Lee, P.C.
          One Glenhardie Corporate Center
          Suite 202
          1275 Drummers Lane
          P.O. Box 236
          Wayne, Pennsylvania  19087-0236
          Telecopy No.:  (610) 687-1384

          If to the Bank:

          First Union National Bank
          Portfolio Management
          Witherspoon Building, PA 1310
          Broad & Walnut Streets
          Philadelphia, Pennsylvania  19109
          Attn: Jack Albaugh
          Telecopy No.:(215) 985-3143 or 985-3149

          With a copy to:

          Duane, Morris & Heckscher
          One Liberty Place
          Philadelphia, Pennsylvania  19103
          Attn: James L. Allison, Esquire
          Telecopy No.: (215) 979-1020

     Notice given by telecopy or other means of electronic transmission shall be deemed to have been given and received when sent. Notice by overnight courier shall be deemed to have been given and received on the date scheduled for delivery. Notice by mail shall be deemed to have been given and received three (3) calendar days after the date first deposited in the United States Mail. Notice by hand delivery shall be deemed to have been given and received upon delivery.

     A party may change its address by giving written notice to the other party as specified herein.

     10.3 Costs, Expenses and Attorneys' Fees. Whether or not the transactions contemplated by this Agreement and the other Loan Documents are fully consummated, the Borrower shall promptly pay (or reimburse, as the Bank may elect) all costs and expenses which the Bank has incurred or may hereafter incur in connection with the negotiation, preparation, reproduction, interpretation and enforcement of this Agreement and the other Loan Documents, the collection of all amounts due hereunder and thereunder, and any amendment, modification, consent or waiver which may be hereafter requested by the Borrower or otherwise required. Such costs and expenses shall include, without limitation, the fees and disbursements of counsel to the Bank, the costs of appraisal fees, searches of public records, costs of filing and recording documents with public offices, and similar costs and expenses incurred by the Bank. Upon the occurrence of an Event of Default, such costs shall also include the fees of any accountants, consultants or other professionals retained by the Bank. The Borrower's reimbursement obligations under this Section shall survive any termination of this Agreement.

     10.4 Survival of Covenants. This Agreement and all covenants, agreements, representations and warranties made herein and in any certificates delivered pursuant hereto shall survive the making of the Loans and the execution and delivery of the Note and, subject to the provisions of 10.15 hereof, shall continue in full force and effect until all of the Obligations have been fully paid, performed, satisfied and discharged.

     10.5 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts. Each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. This Agreement shall be deemed to have been executed and delivered when the Bank has received counterparts hereof executed by all parties listed on the signature page(s) hereto.

     10.6 Headings. The headings of sections have been included herein for convenience only and shall not be considered in interpreting this Agreement.

     10.7 Payment Due On A Day Other Than A Business Day. If any payment due or action to be taken under this Agreement or any Loan Document falls due or is required to be taken on a day which is not a Business Day, such payment or action shall be made or taken on the next succeeding Business Day and such extended time shall be included in the computation of interest.

     10.8 Arbitration. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement and other Loan Documents ("Disputes") between or among parties to this Agreement shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims arising out of or connected with the transaction reflected by this Agreement.

Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in Philadelphia, Pennsylvania. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted or if such person is not available to serve, the single arbitrator may be a licensed attorney. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

     10.9 Preservation and Limitation of Remedies. Notwithstanding the preceding binding arbitration provisions, Bank and Borrower agree to preserve, without diminution, certain remedies that any party hereto may employ or exercise freely, independently or in connection with an arbitration proceeding or after an arbitration action is brought. Bank and Borrower shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted under Loan Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

Borrower and Bank agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

     10.10 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the Commonwealth of Pennsylvania.

     10.11 Integration. This Agreement and the other Loan Documents constitute the sole agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof.

     10.12 Amendment and Waiver. No amendment of this Agreement, and no waiver of any one or more of the provisions hereof shall be effective unless set forth in writing and signed by the parties hereto.

     10.13  Successors and Assigns.

          (a) Generally. This Agreement (i) shall be binding upon the Borrower and the Bank and their respective successors and assigns, and (ii) shall inure to the benefit of the Borrower and the Bank and their respective successors and assigns, provided, however, that the Borrower may not assign its rights hereunder or any interest herein without the prior written consent of the Bank, and any such assignment or attempted assignment by the Borrower shall be void and of no effect with respect to the Bank.

          (b) Participations. The Bank may from time to time sell or otherwise grant participations in the Loans and the Note, provided that the Bank remains sole agent with respect to the Loans and the Note, and the holder of any such participation, if the participation agreement so provides, (i) shall, with respect to its participation, be entitled to all of the rights of the Bank and (ii) may exercise any and all rights of setoff or banker's lien with respect thereto, in each case as fully as though the Borrower were directly indebted to the holder of such participation in the amount of such participation. The Bank may disclose to prospective participants such information regarding the Borrower's affairs as the Bank possesses. The Bank shall give notice to the Borrower of the grant of such participations; however, the failure to give such notice shall not affect any of the Bank's rights hereunder.

     10.14 Severability of Provisions. Any provision in this Agreement that is held to be inoperative, unenforceable, voidable, or invalid in any jurisdiction shall, as to that jurisdiction, be ineffective, unenforceable, void or invalid without affecting the remaining provisions, and to this end the provisions of this Agreement are declared to be severable.

     10.15 Consent to Jurisdiction and Service of Process. The Borrower irrevocably appoints each and every officer of the Borrower as its attorneys upon whom may be served, by regular or certified mail at the address set forth in Section 10.2 hereof, any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Agreement or any of the other Loan Documents; and the Borrower hereby
(i) consents that any action or proceeding against it be commenced and maintained in any court within the Commonwealth of Pennsylvania or in the United States District Court for the Eastern District of Pennsylvania by service of process on any such officer; (ii) agrees that the courts of the Commonwealth of Pennsylvania and the United States District Court for the Eastern District of Pennsylvania shall have jurisdiction with respect to the subject matter hereof and the person of the Borrower and the Collateral, and (iii) waives any objection that such Borrower may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Notwithstanding the foregoing, the Bank, in its absolute discretion may also initiate proceedings in the courts of any other jurisdiction in which the Borrower may be found or in which any of its properties or the Collateral may be located.

     10.16  Indemnification.

          (a) If, after receipt of any payment of all or any part of the Obligations, the Bank is compelled to surrender such payment to any Person or entity for any reason (including, without limitation, a determination that such payment is void or voidable as a preference or fraudulent conveyance, an impermissible setoff, or a diversion of trust funds), then this Agreement and the other Loan Documents shall continue in full force and effect, and the Borrower shall be liable for, and shall indemnify, defend and hold harmless the Bank with respect to the full amount so surrendered.

          (b) The Borrower shall indemnify, defend and hold harmless the Bank with respect to any and all claims, expenses, demands, losses, costs, fines or liabilities of any kind, including reasonable attorneys' fees and costs, arising from or in any way related to (i) acts or conduct of the Borrower under, pursuant to or related to this Agreement and the other Loan Documents, (ii) Borrower's breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, and (iii) Borrower's failure to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state, or local, or court or administrative orders or decrees, including without limitation those resulting from any Hazardous Materials or dangerous environmental condition within, on, from, related to or affecting any real property owned or occupied by the Borrower, unless resulting from the acts or conduct of the Bank constituting gross negligence or willful misconduct.

          (c) The provisions of this section shall survive the termination of this Agreement and the other Loan Documents and shall be and remain effective notwithstanding the payment of the Obligations, the cancellation of the Note, the release of any Encumbrance securing the Obligations or any other action which the Bank may have taken in reliance upon its receipt of such payment. Any cancellation of the Note, release of any Encumbrance or other such action shall be deemed to have been conditioned upon any payment of the Obligations having become final and irrevocable.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers on the date first above written.

                              ENVIRONMENTAL TECTONICS CORPORATION


                              By:/s/ Duane Deaner
                              Name:  Duane Deaner
                              Title: Chief Financial Officer


                              FIRST UNION NATIONAL BANK


                              By:/s/ Walter Stockhecker
                              Name:  Walter Stockhecker
                              Title: Senior Vice President

                          Schedule 6.16

                       FINANCIAL COVENANTS

     This Schedule is a part of the Revolving Credit Agreement dated March 27, 1997 between First Union National Bank and
Environmental Tectonics Corporation.

     A. Current Ratio -- The Borrower shall have at the end of each fiscal quarter a Current Ratio of not less than 1.50 to 1.00.

     B. Leverage Ratio -- The Borrower shall have at the end of each fiscal quarter a Leverage Ratio of not more than:

            (i) 1.25 to 1.00 for the fiscal quarters ending
May 31, 1997, August 31, 1997 and November 30, 1997; and

           (ii) 1.00 to 1.00 for the quarter ending February 27, 1998 and subsequent quarters.

     C. Funds Flow Coverage Ratio -- The Borrower shall have at the end of each fiscal quarter a Funds Flow Coverage Ratio of not less than 1.10 to 1.00.

     "Current Assets" shall mean, at any time, all assets which, in accordance with GAAP, should be classified as current assets of the Borrower.

     "Current Liabilities" shall mean, at any time, all liabilities which, in accordance with GAAP, should be classified as current liabilities of the Borrower, plus, if the Line of Credit Loans do not constitute current liabilities in accordance with GAAP, the Line of Credit Loans, plus the face amount of all issued Letters of Credit.

     "Current Ratio" shall mean, at any time, the ratio of Current Assets to Current Liabilities.

     "Funds Flow Coverage Ratio" shall mean the sum of (i) Net Income, interest expense, depreciation and amortization less
(ii) preferred dividends, unfunded capital expenditures, software development costs and non-cash income (to the extent included in Net Income) divided by the sum of interest expense, current maturities of long term debt (excluding any and all Line of Credit Loans) and capital leases (calculated in accordance with
GAAP) plus twenty percent of the average of the maximum borrowings outstanding under the Revolving Facility Commitment during each of the two most recent quarters. Prior to February 27, 1998, the Funds Flow Coverage Ratio shall be calculated by annualizing all components of the Funds Flow Coverage Ratio. Thereafter, the Funds Flow Coverage Ratio shall be calculated on a twelve-month rolling basis.

     "Leverage Ratio" shall mean the ratio of Senior Liabilities to Tangible Capital Funds.

     "Liabilities" shall mean, at any time, all liabilities which, in accordance with GAAP, shall be classified as liabilities of the Borrower.

     "Net Income" shall mean, for any period, the net income of the Borrower, determined in accordance with GAAP, excluding:

          (a)  the proceeds of any insurance policy;

          (b)  any gain or loss arising from:

               (1)  the sale or other disposition of any assets
(other than Current Assets);

               (2)  any write-up of assets; or

               (3) the acquisition of outstanding securities representing Indebtedness of the Borrower;

          (c) any amount representing any interest in the undistributed earnings of any Person;

          (d) any earnings, prior to the date of acquisition, of any Person acquired in any manner;

          (e) any earnings of a successor to or transferee of the assets of the Borrower prior to becoming such successor or transferee;

          (f) any deferred credit (or amortization of a deferred credit) arising from the acquisition of any Person; and

          (g) any other item constituting an extraordinary gain or loss under GAAP.

     "Senior Liabilities" shall mean, at any time, all Liabilities less the Subordinated Debt.

     "Tangible Assets" shall mean all tangible assets of the Borrower and shall exclude, without limitation, all goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, and brand names, but shall not exclude software development costs.

     "Tangible Capital Funds" shall mean Tangible Assets less
Senior Liabilities.